UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES

EXCHANGE ACT OF 1934

August 11, 2008

Date of Report (Date of earliest event reported)

BASIN WATER, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-51991	20-4736881
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

8731 Prestige Court Rancho Cucamonga, CA	91730
(Address of principal executive offices)	(Zip Code)

(909) 481-6800

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On August 11, 2008, Basin Water, Inc. (the “Company”) issued a press release announcing that it will not file its quarterly report on Form 10-Q for the quarter ended June 30, 2008 with the Securities and Exchange Commission by the required deadline. The Company also disclosed that it filed a Notification of Late Filing on Form 12b-25 with the Securities and Exchange Commission disclosing that it was not able to timely file its quarterly report on Form 10-Q for the quarter ended June 30, 2008 and does not expect to be able to do so within the extension period of five calendar days provided under Rule 12b-25 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended. A copy of the press release is furnished as Exhibit 99.1 attached hereto.

In connection with the preparation of the Form 10-Q, the Company identified issues relating to its revenue recognition for certain specific transactions, and the Audit Committee of the Company’s Board of Directors (the “Audit Committee”) is conducting a review assisted by independent legal counsel and accountants with respect to the Company’s accounting for those transactions. The Company will be unable to file its Form 10-Q until completion of the Audit Committee’s internal inquiry.

In accordance with General Instruction B.2. of Form 8-K, the information contained in this Current Report on Form 8-K, including Exhibit 99.1, is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section. Such information shall not be incorporated by reference in any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing, except as otherwise expressly set forth by specific reference in such a filing.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 11, 2008, the Company notified the Nasdaq Stock Market that the filing of its Quarterly Report on Form 10-Q for the three months ended June 30, 2008 would be delayed beyond the Securities and Exchange Commission’s filing deadline of August 11, 2008. Basin Water anticipates receiving a Staff Determination letter from NASDAQ in the near term, in accordance with NASDAQ’s standard practice, for the Company’s failure to comply with NASDAQ’s filing requirement, as set forth in Marketplace Rule 4310(c)(14). The Company intends to request a hearing before a NASDAQ Listing Qualification Panel, which will stay any suspension and/or delisting action by NASDAQ pending the outcome of the hearing.

Item 7.01	Regulation FD Disclosure.

In its press release on August 11, 2008, the Company also updated guidance it gave during its first quarter conference call regarding expected revenues for 2008. The Company disclosed that it no longer believes the analysts’ estimates of $26 million to $36 million in revenues for 2008 will be achieved.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements made in reliance on the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by their use of words, such as “estimate,” “expect,” “intend,” “anticipate” and other words and terms of similar meaning, in connection with any discussion of the Company’s financial statements, business, financial condition, results of operations or liquidity. Actual results may differ materially from these expectations due to various risks and uncertainties, including:

the results of the Audit Committee’s internal inquiry regarding the Company’s accounting, negative reactions from the Company’s stockholders, creditors or customers to the delay in providing financial information, the impact and result of any litigation, investigation or other action by The Nasdaq Stock Market, the SEC, any other governmental agency or other parties related to the Company or its delay in providing financial information, the Company’s limited operating history, significant operating losses associated with certain of the Company’s contracts, the Company’s ability to identify and consummate other acquisition opportunities that improve the Company’s revenues and profitability, significant fluctuations in its revenues from period to period, its ability to effectively manage its growth, the success of the Company’s strategic partners, its long sales cycles, market acceptance of its technology, the geographic concentration of its operations and customers, its ability to meet customer demands and compete technologically, the Company’s ability to enter into service and maintenance contracts with system sales, the Company’s ability to protect its intellectual property, regulatory approvals of the Company’s systems, changes in governmental regulation that may affect the water industry, particularly with respect to environmental laws, the Company’s ability to attract and retain qualified personnel and management members, the Company’s ability to manage its capital to meet future liquidity needs, changes in the board of directors and management members and the timing of the Company’s stock repurchases, if any. More detailed information about these risks and uncertainties are contained in the Company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2007 and subsequent Quarterly Reports on Form 10-Q. The Company assumes no obligation to update these forward-looking statements to reflect any change in future events. The Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company does not undertake any obligation to update or revise any forward-looking statements.

Item 9.01.	Financial Statements and Exhibits.

(d) The following exhibits are furnished herewith:

Exhibit No.	Document

99.1	Press release issued by Basin Water, Inc. on August 11, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BASIN WATER, INC.
(Registrant)

Date: August 11, 2008	BY:	/s/ W. Christopher Chisholm
W. Christopher Chisholm
Vice President and Chief Financial Officer